Seahawk Drilling, Inc. Reports Third Quarter 2009 Financial Results

HOUSTON, November 12, 2009 (GLOBE NEWSWIRE) — Seahawk Drilling, Inc. (“Seahawk”) (Nasdaq: HAWK) reported today a loss of $32.4 million, or $2.79 per diluted share for the three months ended September 30, 2009, including the results from the discontinued operations platform business, which was sold in May of 2008. Continuing operations for the three months ended September 30, 2009, excluding the platform business, reported a loss of $32.5 million, or $2.80 per diluted share, compared to $41.8 million, or $3.61 per diluted share for the three months ended September 30, 2008.

The results of continuing operations for the third quarter included a number of non-recurring charges and other items associated with the recent spin-off from Pride International, Inc. (“Pride”) totaling $39.6 million, or $25.7 million after tax, and $2.22 per diluted share. Income from continuing operations adjusted for non-recurring charges represented a loss of $6.7 million, or $0.58 per diluted share. Revenues totaled $67.6 million during the three months ended September 30, 2009 compared with $164.0 million during the three months ended September 30, 2008.

Seahawk’s results included the following items:

•	An asset impairment charge of $32.1 million, or $20.9 million after tax, and $1.80 per diluted share, as part of an assessment of its rigs’ fair value at the time of spin-off;

•	Initial stock compensation charges associated with the spin-off of $4.1 million, or $2.6 million after tax, and $0.23 per diluted share;

•	Severance charges of $1.6 million, or $1.0 million after tax, and $0.09 per diluted share;

•	Transition costs due to the spin-off of $1.8 million or $1.2 million after tax, and $0.10 per diluted share.

For the nine months ended September 30, 2009, Seahawk incurred a loss of $25.1 million, or $2.17 per diluted share, which includes the result of the discontinued operations of the platform business. The loss from continuing operations for the nine months ended September 30, 2009 was $28.2 million, or $2.44 per diluted share, compared to the prior year, excluding the discontinued operations of the platform business, income for the nine months ended September 30, 2008 was $135.1 million, or $11.66 per diluted share. Revenues for the nine months ended September 30, 2009 totaled $259.8 million compared to $529.6 million during the nine months ended September 30, 2008.

Seahawk’s combined balance sheet at September 30, 2009 included cash and cash equivalents of $89.5 million and net working capital of $62.3 million. The Company’s net working capital includes $58.9 million owed to Pride, which includes $15.9 million that is due to Pride upon collection from a customer. As of September 30, 2009, Seahawk had total assets of $709.5 million, stockholders’ equity of $466.5 million, and no debt outstanding.

Randall D. Stilley, President and CEO of Seahawk, commented, “Inquiries for work in the U.S. Gulf of Mexico shelf have continued to increase over the last several weeks, and there are currently 23 contracted jackups in the U.S. Gulf of Mexico, up from 14 just a few months ago. We have been successful in adding backlog for our four jackups working in the U.S., and we now have 3 of our U.S. rigs committed into the first quarter of 2010. We are cautiously optimistic about the prospects for 2010, and it appears that many customers now want to take advantage of improved natural gas prices and reduced well costs.”

“Furthermore, the latest guidance from PEMEX’s third quarter conference call indicated that its 2010 budget will be essentially flat compared to 2009, which should be a positive for our operations in Mexico. Once PEMEX approves the 2010 budget, we anticipate receiving tenders for additional jackups, and we are hopeful that our three rigs currently in Mexico will secure contracts for ongoing work in the region.”

Based on current expectations for activity in the fourth quarter of 2009, which includes four rigs working in the U.S. and two rigs working in Mexico, Seahawk anticipates that their cash and cash equivalents balance on December 31, 2009 will be in the range of $60-70 million.

U.S. Results

During the third quarter of 2009, Seahawk’s Gulf of Mexico business generated $8.4 million in revenues in the U.S. This compares to revenues of $62.2 million in the third quarter of 2008. Third quarter 2009 average revenue per day decreased to $46,400 from $91,100 in the third quarter of 2008 and operating days decreased to 180 days, or 14% utilization, from 683 days, or 76% utilization, over the same period. The U.S. segment recorded an operating loss of $42.1 million in the third quarter of 2009 compared to $17.9 million of operating income for the third quarter of 2008.

Mexico Results

In Mexico, Seahawk’s business generated $59.3 million of revenues in the third quarter of 2009. This compares to revenues of $101.8 million in the third quarter of 2008. Third quarter 2009 average revenue per day decreased to $116,400 from $113,700 in the third quarter of 2008 and operating days decreased from 918 days, or 63% utilization, to 509 days, or 73% utilization, over the same period. The Mexico segment recorded $821,000 in operating income in the third quarter of 2009 compared with $51.3 million of operating income in the third quarter of 2008.

Conference Call Information

Seahawk will host a conference call to discuss these results on Thursday, November 12, 2009 at 10:00 a.m. Central Time. To participate in the call, dial (866) 900-5727 or (574) 941-1321 and reference access code 38353762 approximately 10 minutes prior to the start of the call. The conference call will also be broadcast live via the Internet at http://www.seahawkdrilling.com in the “Investor Relations” section on the “Upcoming Events” tab.

A replay of the conference call will be available on Thursday, November 12, 2009, beginning at 2:00 p.m., Central Time, through Thursday, November 19, 2009, ending at 11:00 p.m., Central Time. The phone number for the conference call replay is (800) 642-1687 or (706) 645-9291 and the access code is 38353762.

Seahawk Drilling, Inc. is an offshore drilling company headquartered in Houston, Texas. Seahawk owns and operates a fleet of 20 jackup rigs that are located in the United States and Mexico. Seahawk’s shares are traded on the NASDAQ Stock Market under the symbol “HAWK”. Additional information may be found at www.seahawkdrilling.com.

The Seahawk Drilling, Inc. logo is available

at http://www.globenewswire.com/newsroom/prs/?pkgid=6559

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that we expect, project, believe or anticipate will or may occur in the future are forward-looking statements. These forward-looking statements may include, but are not limited to, references to our liquidity, future gas prices, future drilling activity and our future operating results and financial condition. Forward-looking statements are not guarantees of performance. We have based these statements on our assumptions and analyses in light of our experience and perception of historical trends, current conditions, expected future developments and other factors we believe are appropriate in the circumstances. No assurance can be given that these assumptions are accurate. Moreover, these statements are subject to a number of risks and uncertainties. Important factors that could cause Seahawk’s actual results to differ materially from the expectations reflected in Seahawk’s forward-looking statements include those described under Item 1A of our Registration Statement on Form 10, as amended, any updates to those factors set forth in Seahawk’s subsequent Quarterly Reports on Form 10-Q and the following factors, among others:

•	general economic and business conditions, including conditions in the credit markets;

•	prices of crude oil and natural gas and industry expectations about future prices;

•	ability to adequately staff our rigs;

•	foreign exchange controls and currency fluctuations;

•	political stability in the countries in which we operate;

•	the business opportunities, or lack thereof, that may be presented to and pursued by us;

•	cancellation or renegotiation of our drilling contracts or payment or other delays or defaults by our customers;

•	changes in laws or regulations;

•	demand for our rigs;

•	the effect of litigation and contingencies, including those relating to the Pride Wyoming and the pending and possible future tax assessments by the Mexican government;

•	competition and market conditions in the contract drilling industry; and

•	severe weather.

In light of these risks, uncertainties and assumptions, the events anticipated by Seahawk’s forward-looking statements may not occur, and you should not place any undue reliance on any of Seahawk’s forward-looking statements. Seahawk’s forward-looking statements speak only as of the date made and Seahawk undertakes no obligation to update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT: Seahawk Drilling, Inc.

           Patricia Gil, Investor Relations Manager

           (713) 369-7323

Seahawk Drilling, Inc.

Consolidated and Combined Balance Sheets

(Dollar amounts in thousands)

	September 30, 2009	December 31, 2008
	(Unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$89,482	$41,095
Trade receivables, net	71,202	83,245
Deferred income taxes	3,009	960
Due from Pride	2,075	-
Prepaid expenses and other current assets	56,062	62,434

Total current assets	221,830	187,734
Property and equipment, net	483,179	612,046
Goodwill	1,227	1,227
Other assets	3,219	4,397

Total assets	$709,455	$805,404

LIABILITIES, STOCKHOLDERS’ EQUITY AND NET PARENT FUNDING

Current liabilities:
Accounts payable	$31,109	$18,778
Due to Pride	58,942	-
Accrued expenses and other current liabilities	69,479	87,095

Total current liabilities	159,530	105,873
Other long-term liabilities	11,717	3,584
Deferred income taxes	71,707	144,361

Total liabilities	242,954	253,818
Preferred stock, $0.01 par value, 10,000,000 shares authorized; none issued and outstanding	-	-
Common stock, $0.01 par value, 75,000,000 shares authorized; 11,648,312 shares issued and outstanding	116	-
Additional paid-in capital	475,075	-
Net parent funding	-	551,586
Retained earnings (deficit)	(8,690)	-

Total stockholders’ equity and net parent funding	466,501	551,586

Total liabilities, stockholders’ equity and net parent funding	$709,455	$805,404

Seahawk Drilling, Inc.

Consolidated and Combined Statements of Operations

(Dollar amounts in thousands, except share and per share amounts)

	Three Months Ended
	September 30,
	2009	2008
	(Unaudited)	(Unaudited)

Revenues	$67,611	$163,961
Costs and expenses:
Operating costs, excluding depreciation and amortization	61,811	79,004
Depreciation and amortization	14,900	15,424
General and administrative, excluding depreciation and amortization	12,857	4,631
Impairment of property and equipment	32,084	-
Loss on sales of assets, net	100	297

Earnings (loss) from operations	(54,141)	64,605
Other income (expense), net	(1,003)	(469)

Income before income taxes	(55,144)	64,136
Income tax expense (benefit)	(22,674)	22,338

Income (loss) from continuing operations, net of tax	(32,470)	41,798
Income from discontinued operations, net of tax	49	1,841

Net income (loss)	$(32,421)	$43,639

Basic and diluted earnings (loss) per share:
Continuing operations	$(2.80)	3.61
Discontinued operations	0.01	0.16

Net income (loss)	$(2.79)	3.77

Shares used in the computation of earnings (loss) per share:	11,608,342	11,584,066

	Nine Months Ended
	September 30,
	2009	2008
	(Unaudited)	(Unaudited)

Revenues	$259,827	$529,634
Costs and expenses:
Operating costs, excluding depreciation and amortization	203,066	257,113
Depreciation and amortization	46,736	47,267
General and administrative, excluding depreciation and amortization	23,492	17,101
Impairment of property and equipment	32,084	-
(Gain) loss on sales of assets, net	341	288

Earnings (loss) from operations	(45,892)	207,865
Other income (expense), net	389	181

Income before income taxes	(45,503)	208,046
Income tax expense (benefit)	(17,254)	72,986

Income (loss) from continuing operations, net of tax	(28,249)	135,060
Income from discontinued operations, net of tax	3,141	19,493

Net income (loss)	$(25,108)	$154,553

Basic and diluted earnings (loss) per share:
Continuing operations	$(2.44)	11.66
Discontinued operations	0.27	1.68

Net income (loss)	$(2.17)	13.34

Shares used in the computation of earnings (loss) per share:	11,592,247	11,584,066

Seahawk Drilling, Inc.

Supplementary Financial Information - U.S. Operating Results

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
	(In thousands)

Revenues	$8,358	$62,203	$67,049	$186,341

Costs and expenses:
Operating costs, excluding depreciation and amortization	23,070	38,058	86,302	122,519
Depreciation and amortization	8,668	5,929	19,803	17,709
General and administrative excluding depreciation and amortization	7	-	7	-
Impairment of property and equipment	18,725	-	18,725	-
(Gain) loss on sales of assets, net	-	297	1	288

	50,470	44,284	124,838	140,516

Earnings (loss) from operations	$(42,112)	$17,919	$(57,789)	$45,825

U.S. Owned Rigs
Operating days	180	683	908	2,795
Available days	1,288	903	3,822	3,797
Utilization	14%	76%	24%	74%
Average daily revenues	$46,400	$91,100	$73,800	$60,800
Average marketed rigs	7.0	9.0	6.4	9.9

U.S. Managed Rigs
Operating days	-	-	-	273
Available days	-	-	-	273
Utilization	- %	- %	- %	100%
Average daily revenues	-	-	-	60,400
Average marketed rigs	-	-	-	1.0

Seahawk Drilling, Inc.

Supplementary Financial Information - Mexico Operating Results

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
	(In thousands)

Revenues	$59,253	$101,758	$192,778	$343,293

Costs and expenses:
Operating costs, excluding depreciation and amortization	38,741	40,945	116,764	134,594
Depreciation and amortization	6,232	9,496	26,933	29,558
Impairment of property and equipment	13,359	-	13,359	-
(Gain) loss on sales of assets, net	100	-	340	-

	58,432	50,441	157,396	164,152

Earnings (loss) from operations	$821	$51,317	$35,382	$179,141

Mexico Owned Rigs
Operating days	270	736	1,081	2,455
Available days	552	920	1,638	2,774
Utilization	49%	80%	66%	89%
Average daily revenues	$124,600	$100,000	$111,700	$105,800
Average marketed rigs	3.7	8.0	4.6	9.4

Mexico Managed Rigs
Operating days	239	182	614	541
Available days	251	184	687	548
Utilization	95%	99%	89%	99%
Average daily revenues	$108,100	$177,600	$117,700	$165,900
Average marketed rigs	2.3	2.0	2.3	2.0